CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-05011
CIK Number: 810598
CMA California Money Market Fund
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended March 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/13/2006	$57,630	CA HSG -RSDL- 150	5.000%	02/01/2033
10/16/2006	6,100	CA HSG -RSDL- 150	1.060	02/01/2032
10/17/2006	4,680	CA HSG -RSDL- 150	5.000	02/01/2026